UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2002

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Elizabeth Ard
      GPU Service, Inc.
      300 Madison Avenue
      Morristown, NJ  07962

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3.   Registered  holding  companies  and  subsidiary   companies  by  which  the
     undersigned is regularly employed or retained:

     GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

     Respondent is Director -Governmental and Regulatory Affairs and devotes the major portion of her working time to the usual duties incident to such position.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                        Salary or other compensation       Person or company
      Name of recipient  received   to be received         from whom received
                             (a)          (b)              or to be received

      Elizabeth Ard.
            1999        $143,469                            GPU Service, Inc.
            2000                          $114,500          GPU Service, Inc.
            2001                          $114,500          GPU Service, Inc.
            2002                          $114,500          GPU Service, Inc.


      Respondent's compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 1999, if any, amounted in the aggregate to $143,469. Based on his present salary rate, respondent estimates that his 2000, 2001, and 2002 compensation, each year, will be $114,500. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2000, 2001 and 2002.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in
      Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $8,248  (1999).

      (b) Itemized list of all other expenses:  None



January 28, 2000                              (Signed) /s/ Elizabeth Ard

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2002

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

 STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY  HOLDING  COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY

                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

 (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Tammy J Bonawitz
      GPU Service, Inc.
      800 North Third Street
      Suite 100
      Harrisburg, PA  17102

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is an employee of GPU Service Corporation, a subsidiary of General Public Utilities Corporation, a registered holding company.

      Respondent is a Government Affairs Specialist for GPU Service, Inc., and devotes the major portion of her working time to the usual duties incident to such position.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                        Salary or other compensation       Person or company
      Name of recipient  received   to be received         from whom received
                             (a)          (b)              or to be received

      Tammy J. Bonawitz

            1999        $98,208                             GPU Service, Inc.
            2000                          $90,400           GPU Service, Inc.
            2001                          $90,400           GPU Service, Inc.
            2002                          $90,400           GPU Service, Inc.


      Respondent's compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 1999, if any, amounted in the aggregate to $98,208. Based on her present salary rate, respondent estimates that her 2000, 2001, and 2002 compensation, each year, will be $90,400.
      Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2000, 2001 and 2002.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $8,719 (1999).

(b) Itemized list of all other expenses:  None

January 28, 2000                              (Signed) /s/ Tammy J Bonawitz

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2002

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

 STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY  HOLDING  COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY

                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

 (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      David C. Brauer
      GPU Service, Inc.
      300 Madison Avenue
      Morristown, NJ  07962

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is a Vice President - Strategic Initiatives of GPU Service, Inc., and devotes the major portion of his working time to the usual duties incident to such position.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                        Salary or other compensation       Person or company
      Name of recipient  received   to be received         from whom received
                             (a)          (b)              or to be received

      David C. Brauer.
            1999        $280,332                            GPU Service, Inc.
            2000                          $170,000          GPU Service, Inc.
            2001                          $170,000          GPU Service, Inc.
            2002                          $170,000          GPU Service, Inc.


      Respondent's compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 1999 if any, amounted in the aggregate to $280,332. Based on his present salary rate, respondent estimates that his 2000, 2001, and 2002 compensation, each year, will be $170,000. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2000, 2001 and 2002.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $34,054 (1999).

      (b) Itemized list of all other expenses:  None



January 28, 2000                              (Signed) /s/ David C. Brauer

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2002

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING
    COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY
                 ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

 (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Carl Brooks
      GPU Energy
      2800 Pottsville Pike
      P. O. Box 16001
      Reading, PA  19640-0001

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      Jersey Central Power & Light Company, Pennsylvania Electric Company, and Metropolitan Edison Company (d/b/a GPU Energy) and GPU Service, Inc., all subsidiaries of GPU, Inc., a registered holding company.


4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is Vice President - Human and Technical Services of Jersey Central Power & Light Company, Pennsylvania Electric Company, Metropolitan Edison Company and GPU Service, Inc., and devotes the major portion of his working time to the usual duties incident to such position.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                        Salary or other compensation       Person or company
      Name of recipient  received   to be received         from whom received
                             (a)          (b)              or to be received

      Carl Brooks.
            1999        $278,512                            GPU Service, Inc.
            2000                          $170,000          GPU Service, Inc.
            2001                          $170,000          GPU Service, Inc.
            2002                          $170,000          GPU Service, Inc.


      Respondent's compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 1999, if any, amounted in the aggregate to $278,512. Based on his present salary rate, respondent estimates that his 2000, 2001, and 2002 compensation, each year, will be $170,000. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2000, 2001 and 2002.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $8,649 (1999).

      (b) Itemized list of all other expenses:  None


January 28, 2000                              (Signed) /s/ Carl Brooks

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2002

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING
    COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY
                 ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

 (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      David E. Carroll
      GPU Service
      2800 Pottsville Pike
      P. O. Box 16001
      Reading, PA   19640-0001

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is a Director Rates - PA of GPU Service, Inc., and devotes the major portion of his working time to the usual duties incident to such positions.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                        Salary or other compensation       Person or company
      Name of recipient  received   to be received         from whom received
                             (a)          (b)              or to be received

      David E. Carroll.
            1999        $152,523                            GPU Service, Inc.
            2000                          $120,400          GPU Service, Inc.
            2001                          $120,400          GPU Service, Inc.
            2002                          $120,400          GPU Service, Inc.


      Respondent's compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 1999, if any, amounted in the aggregate to $152,523. Based on his present salary rate, respondent estimates that his 2000, 2001, and 2002 compensation, each year, will be $120,400. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2000, 2001 and 2002.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $10,770 (1999).

(b) Itemized list of all other expenses:  None


January 28, 2000                              (Signed) /s/ David E. Carroll

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2002

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

 STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY  HOLDING  COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY

                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Sharon K. Cepeda
      GPU Service, Inc.
      300 Madison Avenue
      Morristown, NJ  07962-1911

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.


4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is Assistant Corporate Secretary of GPU, Inc., and GPU Service, Inc., and devotes the major portion of her working time to the usual duties incident to such position.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                        Salary or other compensation        Person or company
      Name of recipient  received   to be received          from whom received
                           (a)            (b)               or to be received
      Sharon K. Cepeda

            1999        $96,304                             GPU Service, Inc.
            2000                          $87,000           GPU Service, Inc.
            2001                          $87,000           GPU Service, Inc.
            2002                          $87,000           GPU Service, Inc.


      Respondent's compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 1999 if any, amounted in the aggregate to $96,304. Based on her present salary rate, respondent estimates that her 2000, 2001, and 2002 compensation, each year, will be $87,000.
      Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2000, 2001 and 2002.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $2,956 (1999).

      (b) Itemized list of all other expenses:  None



January 28, 2000                          (Signed) /s/ Sharon K. Cepeda

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2002

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING
    COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY
                 ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

 (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      John L. Cohen
      GPU Service, Inc.
      Government Affairs
      Suite 310, 801 Pennsylvania Avenue, NW
      Washington DC  20004

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is a Manager - Government Affairs of GPU Service, Inc., and devotes the major portion of his working time to the usual duties incident to such position.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                        Salary or other compensation       Person or company
      Name of recipient  received   to be received         from whom received
                             (a)          (b)              or to be received

      John L. Cohen.
            1999        $124,800                            GPU Service, Inc.
            2000                          $108,000          GPU Service, Inc.
            2001                          $108,000          GPU Service, Inc.
            2002                          $108,000          GPU Service, Inc.


      Respondent's compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 1999, if any, amounted in the aggregate to $124,480. Based on his present salary rate, respondent estimates that his 2000, 2001, and 2002 compensation, each year, will be $108,000. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2000, 2001 and 2002.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $4,641 (1999).

      (b) Itemized list of all other expenses:  None




January 28, 2000                                (Signed) /s/ John L. Cohen

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                        Three year period ending 2002

                   Form U-12 (I) - B (THREE-YEAR STATEMENT)

  STATEMENT  PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY

                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

 (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Michael J. Connolly
      GPU Service, Inc.
      300 Madison Avenue
      Morristown, NJ  07962-1911

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.


4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is Vice President - Law of GPU Service, Inc., and devotes the major portion of his working time to the usual duties incident to such position.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                        Salary or other compensation       Person or company
      Name of recipient  received   to be received         from whom received
                             (a)          (b)              or to be received

      Michael J. Connolly.
            1999        $221,209                            GPU Service, Inc.
            2000                          $170,000          GPU Service, Inc.
            2001                          $170,000          GPU Service, Inc.
            2002                          $170,000          GPU Service, Inc.


      Respondent's compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 1999 if any, amounted in the aggregate to $221,209. Based on his present salary rate, respondent estimates that his 2000, 2001, and 2002 compensation, each year, will be $170,000. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2000, 2001 and 2002.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $6,223 (1999).

      (b) Itemized list of all other expenses:  None


January 28, 2000                          (Signed) /s/ Michael J. Connolly

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                        Three year period ending 2002

                   Form U-12 (I) - B (THREE-YEAR STATEMENT)

 STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY  HOLDING  COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY

                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

 (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Michael J. Filippone
      GPU Service
      300 Madison Avenue
      Morristown, NJ  07962-1911

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is Director Rates - NJ of GPU Service, Inc., and devotes the major portion of his working time to the usual duties incident to such positions.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                        Salary or other compensation       Person or company
      Name of recipient  received   to be received         from whom received
                             (a)          (b)              or to be received

      Michael J. Filippone

            1999        $151,009                            GPU Service, Inc.
            2000                          $120,400          GPU Service, Inc.
            2001                          $120,400          GPU Service, Inc.
            2002                          $120,400          GPU Service, Inc.


      Respondent's compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 1999, if any, amounted in the aggregate to $151,009. Based on his present salary rate, respondent estimates that his 2000, 2001, and 2002 compensation, each year, will be $120,400. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2000, 2001 and 2002.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $3,715 (1999).

      (b) Itemized list of all other expenses:  None



January 28, 2000                             (Signed) /s/ Michael J. Filippone

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                        Three year period ending 2000

                   Form U-12 (I) - B (THREE-YEAR STATEMENT)

 STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY  HOLDING  COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY

                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Fred D. Hafer
      GPU Service, Inc.
      300 Madison Avenue
      Morristown, NJ   07960

1. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

2. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

3. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent  is Chairman,  President and Chief  Executive  Officer of GPU
      Inc., and GPU Service, Inc., and devotes the major portion of his working time to the usual duties incident to such positions.

1. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                        Salary or other compensation       Person or company
      Name of recipient  received   to be received         from whom received
                             (a)          (b)              or to be received

      Fred D. Hafer.
            1999        $1,260,171                          GPU Service, Inc.
            2000                          $700,000          GPU Service, Inc.
            2001                          $700,000          GPU Service, Inc.
            2002                          $700,000          GPU Service, Inc.


      Respondent's compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 1999, if any, amounted in the aggregate to $1,260,171. Based on his present salary rate, respondent estimates that his 2000, 2001, and 2002 compensation, each year, will be $700,000
      Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2000, 2001 and 2002.

      (b) Basis for compensation if other than salary.  N/A

1. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $ 15,860 (1999).

      (b) Itemized list of all other expenses:  None



January 28, 2000                             (Signed) /s/ Fred D. Hafer

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2002

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

 STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY  HOLDING  COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY

                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Douglas J. Howe
      GPU Service, Inc.
      300 Madison Avenue
      Morristown, NJ  07962

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.


4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is Vice President - Regulatory Policy of GPU Service Inc., and devotes the major portion of his working time to the usual duties incident to such positions.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                        Salary or other compensation       Person or company
      Name of recipient  received   to be received         from whom received
                             (a)          (b)              or to be received

      Douglas J. Howe.
            1999        $243,380                            GPU Service, Inc.
            2000                          $182,000          GPU Service, Inc.
            2001                          $178,000          GPU Service, Inc.
            2002                          $174,000          GPU Service, Inc.


      Respondent's compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 1999, if any, amounted in the aggregate to $243,380. Based on his present salary rate, respondent estimates that his 2000, 2001, and 2002 compensation will be $182,000, $178,000 and
      $174,000, respectively. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2000, 2001 and 2002.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $12,167 (1999).

      (b) Itemized list of all other expenses:  None



January 28, 2000                              (Signed) /s/  Douglas J. Howe

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                        Three year period ending 2002

                   Form U-12 (I) - B (THREE-YEAR STATEMENT)

 STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY  HOLDING  COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY

                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Terrance G. Howson
      GPU Service, Inc.
      310 Madison Avenue
      Morristown, NJ  07962

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.


4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is Vice President and Treasurer of GPU, Inc., and GPU Service, Inc., and devotes the major portion of his working time to the usual duties incident to such positions.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                        Salary or other compensation       Person or company
      Name of recipient  received   to be received         from whom received
                             (a)          (b)              or to be received

      Terrance G. Howson

            1999        $295,609                            GPU Service, Inc.
            2000                          $175,000          GPU Service, Inc.
            2001                          $175,000          GPU Service, Inc.
            2002                          $175,000          GPU Service, Inc.

      Respondent's compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 1999, if any, amounted in the aggregate to $295,609. Based on his present salary rate, respondent estimates that his 2000, 2001, and 2002 compensation, each year, will be $175,000. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2000, 2001 and 2002.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $8,405 (1999).

      (b) Itemized list of all other expenses:  None




      January 28, 2000                    (Signed) /s/ Terrance G. Howson

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                        Three year period ending 2002

                   Form U-12 (I) - B (THREE-YEAR STATEMENT)

STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING
    COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY
                 ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

 (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Ira H. Jolles
      GPU Service, Inc.
      300 Madison Avenue
      Morristown, NJ  07962

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is Senior Vice President and General Counsel of GPU, Inc., and Executive Vice President and General Counsel of GPU Service, Inc., and devotes the major portion of his working time to the usual duties incident to such positions.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                        Salary or other compensation       Person or company
      Name of recipient  received   to be received         from whom received
                             (a)          (b)              or to be received

      Ira H. Jolles.
            1999        $691,062                            GPU Service, Inc.
            2000                          $360,000          GPU Service, Inc.
            2001                          $360,000          GPU Service, Inc.
            2002                          $360,000          GPU Service, Inc.


      Respondent's compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 1999, if any, amounted in the aggregate to $691,062. Based on his present salary rate, respondent estimates that his 2000, 2001, and 2002 compensation, each year, will be $360,000. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2000, 2001 and 2002.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $110,438 (1999).

      (b) Itemized list of all other expenses:  None



January 28, 2000                             (Signed) /s/ Ira H. Jolles

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                        Three year period ending 2002

                   Form U-12 (I) - B (THREE-YEAR STATEMENT)

STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING
    COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY
                 ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

 (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Bruce L. Levy
      GPU Service, Inc.
      300 Madison Avenue
      Morristown, NJ  07962

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is Senior Vice President and Chief  Financial  Officer of GPU
      Inc., and Executive Vice President and Chief Financial Officer of GPU Service Inc. and devotes the major portion of his working time the usual duties incident to such positions.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                        Salary or other compensation       Person or company
      Name of recipient  received   to be received         from whom received
                             (a)          (b)              or to be received
      Bruce L. Levy.
            1999        $698,759                            GPU Service, Inc.
            2000                          $360,000          GPU Service, Inc.
            2001                          $360,000          GPU Service, Inc.
            2002                          $360,000          GPU Service, Inc.


      Respondent's compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 1999, if any, amounted in the aggregate to $698,759. Based on his present salary rate, respondent estimates that his 2000, 2001, and 2002 compensation, each year, will be $360,000. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2000, 2001 and 2002.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $ 102,653
(1999).

      (b) Itemized list of all other expenses:  None


January 28, 2000                          (Signed) /s/ Bruce L. Levy

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                        Three year period ending 2002

                   Form U-12 (I) - B (THREE-YEAR STATEMENT)

STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING
    COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY
                 ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

 (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Peter E. Maricondo
      GPU Service, Inc.
      310 Madison Avenue
      Morristown, NJ  07962

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.


4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is Vice President and Comptroller of GPU, Inc., and GPU Service, Inc., and devotes the major portion of his working time to the usual duties incident to such positions.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                        Salary or other compensation       Person or company
      Name of recipient  received   to be received         from whom received
                             (a)          (b)              or to be received
      Peter E. Maricondo

            1999        $279,919                            GPU Service, Inc.
            2000                          $165,000          GPU Service, Inc.
            2001                          $165,000          GPU Service, Inc.
            2002                          $165,000          GPU Service, Inc.


      Respondent's compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 1999 if any, amounted in the aggregate to $279,919. Based on his present salary rate, respondent estimates that his 2000, 2001, and 2002 compensation, each year, will be $165,000. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2000, 2001 and 2002.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $4,168 (1999).

      (b) Itemized list of all other expenses:  None


January 28, 2000                             (Signed) /s/ Peter E. Maricondo

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2002

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

 STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY  HOLDING  COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY

                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

 (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Charles A. Mascari
      GPU Energy
      2800 Pottsville Pike
      P. O. Box 16001
      Reading, PA  19640-0001

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      Jersey Central Power & Light Company, Pennsylvania Electric Company, Metropolitan Edison Company (d/b/a GPU Energy) and GPU Service, Inc., all subsidiaries of GPU, Inc., a registered holding company.


4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is Vice President - Power Services of Jersey Central Power & Light Company, Pennsylvania Electric Company, Metropolitan Edison Company and GPU Service, Inc., and devotes the major portion of his working time to the usual duties incident to such positions.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                        Salary or other compensation       Person or company
      Name of recipient  received   to be received         from whom received
                             (a)          (b)              or to
be received

      Charles A. Mascari.
            1999        $293,926                            GPU Service, Inc.
            2000                          $170,000          GPU Service, Inc.
            2001                          $170,000          GPU Service, Inc.
            2002                          $170,000          GPU Service, Inc.


      Respondent's compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 1999, if any, amounted in the aggregate to $293,926. Based on his present salary rate, respondent estimates that his 2000, 2001, and 2002 compensation, each year, will be $170,000. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2000, 2001 and 2002.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $10,609 (1999).

      (b) Itemized list of all other expenses:  None


January 28, 2000                             (Signed) /s/ Charles A. Mascari

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2002

                   Form U-12 (I) - B (THREE-YEAR STATEMENT)

 STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY  HOLDING  COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY

                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

 (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Mark P. O'Flynn
      GPU Energy
      2800 Pottsville Pike
      P. O. Box 16001

      Reading, PA  19640-0001

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      Jersey Central Power & Light Company, Pennsylvania Electric Company, Metropolitan Edison Company (d/b/a GPU Energy) and GPU Service, Inc., all subsidiaries of GPU, Inc., a registered holding company.


4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is Vice President - Finance & Rates and Comptroller of Jersey Central Power & Light Company, Pennsylvania Electric Company, Metropolitan Edison Company and GPU Service, Inc., and devotes the major portion of his working time to the usual duties incident to such positions.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                        Salary or other compensation       Person or company
      Name of recipient  received   to be received         from whom received
                             (a)          (b)              or to be received
      Mark P. O'Flynn.
            1999        $45,538                             GPU Service, Inc.
            2000                          $160,000          GPU Service, Inc.
            2001                          $160,000          GPU Service, Inc.
            2002                          $160,000          GPU Service, Inc.


      Respondent's compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 1999, if any, amounted in the aggregate to $45,538. Based on his present salary rate, respondent estimates that his 2000, 2001, and 2002 compensation, each year, will be $160,000. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2000, 2001 and 2002.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $ -0-  (1999).

      (b) Itemized list of all other expenses:  None


January 28, 2000                             (Signed) /s/ Mark P. O'Flynn

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2002

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

 STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY  HOLDING  COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY

                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

 (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Michael B. Roche
      GPU Energy
      2800 Pottsville Pike
      P. O. Box 16001
      Reading, PA  19640-0001

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      Jersey Central Power & Light Company, Pennsylvania Electric Company, and Metropolitan Edison Company (d/b/a GPU Energy) and GPU Service, Inc., all subsidiaries of GPU, Inc., a registered holding company.


4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is Senior Vice President - Customer Service of Jersey Central Power & Light Company, Pennsylvania Electric Company, Metropolitan Edison Company and GPU Service, Inc., and devotes the major portion of his working time to the usual duties incident to such positions.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                        Salary or other compensation       Person or company
      Name of recipient  received   to be received         from whom received
                             (a)          (b)              or to be received
      Michael B. Roche.
            1999          $279,600                          GPU Service, Inc.
            2000                          $167,000          GPU Service, Inc.
            2001                          $167,000          GPU Service, Inc.
            2002                          $167,000          GPU Service, Inc.


      Respondent's compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 1999, if any, amounted in the aggregate to $279,600. Based on his present salary rate, respondent estimates that his 2000, 2001, and 2002 compensation, each year, will be $167,000. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2000, 2001 and 2002.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $6,656 (1999).

      (b) Itemized list of all other expenses:  None


January 28, 2000                              (Signed) /s/ Michael B. Roche

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                        Three year period ending 2002

                   Form U-12 (I) - B (THREE-YEAR STATEMENT)

 STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY  HOLDING  COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY

                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Carole B. Snyder
      GPU Service, Inc.
      300 Madison Avenue
      Morristown, NJ  07962

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.


4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is Executive Vice President - Corporate Affairs of GPU Service, Inc., and devotes the major portion of her working time to the usual duties incident to such positions.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                        Salary or other compensation       Person or company
      Name of recipient  received   to be received         from whom received
                             (a)          (b)              or to be received
      Carole B. Snyder

            1999        $410,179                            GPU Service, Inc.
            2000                          $270,000          GPU Service, Inc.
            2001                          $270,000          GPU Service, Inc.
            2002                          $270,000          GPU Service, Inc.


      Respondent's compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 1999, if any, amounted in the aggregate to $410,179. Based on her present salary rate, respondent estimates that her 2000, 2001, and 2002 compensation, each year, will be $270,000. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2000, 2001 and 2002.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $59,521 (1999).

      (b) Itemized list of all other expenses:  None


January 28, 2000                          (Signed) /s/ Carole B. Snyder

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2002

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

  STATEMENT  PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY

                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Glenn S. Steffy
      GPU Service
      2800 Pottsville Pike
      P. O. Box 16001
      Reading, PA   19640-0001

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is Manager - Financial and Accounting Support of GPU Service, Inc., and devotes the major portion of his working time to the usual duties incident to such position.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                        Salary or other compensation       Person or company
      Name of recipient  received   to be received         from whom received
                             (a)          (b)              or to be received
      Glenn S. Steffy.
            1999        $114,758                            GPU Service, Inc.
            2000                          $92,514           GPU Service, Inc.
            2001                          $92,514           GPU Service, Inc.
            2002                          $92,514           GPU Service, Inc.


      Respondent's compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 1999, if any, amounted in the aggregate to $114,758. Based on his present salary rate, respondent estimates that his 2000, 2001, and 2002 compensation, each year, will be $92,514.
      Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2000, 2001 and 2002.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $3,032 (1999).

(b) Itemized list of all other expenses:  None


January 28, 2000                              (Signed) /s/ Glenn S. Steffy

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2002

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

 STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY  HOLDING  COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY

                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Cynthia A. Stinger
      GPU Service, Inc.
      Government Affairs
      Suite 310, 801 Pennsylvania Avenue, NW
      Washington DC  20004

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is Vice President - Government Affairs of GPU Service, Inc., and devotes the major portion of her working time to the usual duties incident to such position.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                        Salary or other compensation       Person or company
      Name of recipient  received   to be received         from whom received
                             (a)          (b)              or to be received
      Cynthia A. Stinger.
            1999        $277,490                            GPU Service, Inc.
            2000                          $150,000          GPU Service, Inc.
            2001                          $150,000          GPU Service, Inc.
            2002                          $150,000          GPU Service, Inc.


      Respondent's compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 1999, if any, amounted in the aggregate to $277,490. Based on her present salary rate, respondent estimates that her 2000, 2001, and 2002 compensation, each year, will be $150,000. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2000, 2001 and 2002.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $20,147 (1999).

      (b) Itemized list of all other expenses:  None



January 28, 2000                              (Signed) /s/  Cynthia A. Stinger

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2002

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

 STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY
                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Blaine W. Uplinger
      GPU Service, Inc.
      800 North Third Street
      Suite 100
      Harrisburg, PA  17102

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      GPU Service, Inc., a subsidiary of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is Director-Governmental & Regulatory Affairs -- PA of GPU Service, Inc., and devotes the major portion of his working time to the usual duties incident to such positions.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                        Salary or other compensation       Person or company
      Name of recipient  received   to be received         from whom received
                             (a)          (b)              or to be received
      Blaine W. Uplinger.
            1999        $148,944                            GPU Service, Inc.
            2000                          $114,500          GPU Service, Inc.
            2001                          $114,500          GPU Service, Inc.
            2002                          $114,500          GPU Service, Inc.


      Respondent's compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 1999, if any, amounted in the aggregate to $148,944 Based on his present salary rate, respondent estimates that his 2000, 2001, and 2002 compensation, each year, will be $114,500. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2000, 2001 and 2002.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $35,453 (1999).

      (b) Itemized list of all other expenses:  None


January 28, 2000                              (Signed) /s/ Blaine W. Uplinger

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                          Three year period ending 2002

                    Form U-12 (I) - B (THREE-YEAR STATEMENT)

 STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY  HOLDING  COMPANY ACT OF
     1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY

                  ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.    Name and business address of person filing statement.

      Robert L. Wise
      GPU Energy, Inc.
      2800 Pottsville Pike
      P. O. Box 16001
      Reading, PA  19640-0001

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      Jersey Central Power & Light Company, Pennsylvania Electric Company, and Metropolitan Edison Company (d/b/a GPU Energy) and GPU Service, Inc., all subsidiaries of GPU, Inc., a registered holding company.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is President and Chief Operating Officer of Jersey Central Power & Light Company, Pennsylvania Electric Company, and Metropolitan Edison Company (d/b/a GPU Energy) and President, Operations Division of GPU Service, Inc., and devotes the major portion of his working time to the usual duties incident to such positions.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                        Salary or other compensation       Person or company
      Name of recipient  received   to be received         from whom received
                             (a)         (b)               or to be received
      Robert L. Wise.
            1999        $700,195                            GPU Service, Inc.
            2000                          $293,000          GPU Service, Inc.
            2001                          $293,000          GPU Service, Inc.
            2002                          $293,000          GPU Service, Inc.


      Respondent's compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 1999, if any, amounted in the aggregate to $700,195. Based on his present salary rate, respondent estimates that his 2000, 2001, and 2002 compensation, each year, will be $293,000. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2000, 2001 and 2002.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $ 15,876 (1999).

      (b) Itemized list of all other expenses:  None



January 28, 2000                              (Signed) /s/ Robert L. Wise

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                        Three year period ending 2002

                   Form U-12 (I) - B (THREE-YEAR STATEMENT)

STATEMENT PURSUANT TO SECTION 12 (i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING
    COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY
                 ROUTINE EXPENSES AS SPECIFIED IN RULE 71 (b)

 (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)


1.    Name and business address of person filing statement.

      Robert B. Zechman
      GPU Energy
      2800 Pottsville Pike
      P. O. Box 16001
      Reading, PA  19640-0001

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U- 71.

      None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      Jersey Central Power & Light Company, Pennsylvania Electric Company, Metropolitan Edison Company (d/b/a GPU Energy) and GPU Service, Inc., all subsidiaries of GPU, Inc., a registered holding company.


4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship:

      Respondent is Vice President - Engineering & Operations of Jersey Central Power & Light Company, Pennsylvania Electric Company, Metropolitan Edison Company and GPU Service, Inc., and devotes the major portion of his working time to the usual duties incident to such positions.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned of others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

                        Salary or other compensation       Person or company
      Name of recipient  received   to be received         from whom received
                            (a)                 (b)        or to be received

      Robert B. Zechman.
            1999        $292,645                            GPU Service, Inc.
            2000                          $172,615          GPU Service, Inc.
            2001                          $172,615          GPU Service, Inc.
            2002                          $172,615          GPU Service, Inc.


      Respondent's compensation from the companies in the GPU System was received only from GPU Service, Inc. Such compensation, including incentive compensation received in 1999 if any, amounted in the aggregate to $292,645. Based on his present salary rate, respondent estimates that his 2000, 2001, and 2002 compensation, each year, will be $172,615. Respondent cannot now estimate the amount of incentive compensation, if any, to be received in 2000, 2001 and 2002.

      (b) Basis for compensation if other than salary.  N/A

6. (To be answered in supplementary statement only. See Instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a) Total amount of routine expenses charged to client: $1,507 (1999).

      (b) Itemized list of all other expenses:  None


January 28, 2000                                (Signed) /s/ Robert B. Zechman